Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2014, with respect to the consolidated financial statements of Rice Drilling B LLC included in the Registration Statement (Form S-1) and related Prospectus of Rice Energy Inc. dated July 7, 2014.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

July 7, 2014